SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934


|X|   Filed by the Registrant

|_|   Filed by a Party other than the Registrant

      Check the appropriate box:


      |X|  Preliminary Proxy Statement

      |_|  Confidential, for Use of the Commission Only
           (as permitted by Rule 14a-6(e)(2))

      |_|  Definitive Proxy Statement

      |_|  Definitive Additional Materials

      |_|  Soliciting Material Pursuant to ss.240.14a-12


             GALAXY NUTRITIONAL FOODS, INC., a Delaware corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

      Payment of Filing Fee (Check the approximate box)

      |X|  No fee required.

      |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and O-11.

           1.   Title of each class of securities to which transaction applies:


           2.   Aggregate number of securities to which transaction applies:


           3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


           4.   Proposed maximum aggregate value of transaction:


           5.   Total fee paid:


      |_|  Fee paid previously with preliminary materials.

      |_| Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           1.   Amount Previously Paid:


           2.   Form, Schedule or Registration Statement No.:


           3.   Filing Party:


           4.   Date Filed:

                                  [GALAXY LOGO]

                         GALAXY NUTRITIONAL FOODS, INC.
                                2441 Viscount Row
                             Orlando, Florida 32809
                                 (407) 855-5500

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                     TO BE HELD WEDNESDAY, NOVEMBER 9, 2005

To the Stockholders:

      A Special Meeting of Stockholders of Galaxy Nutritional Foods, Inc. (the "Company"), will be held Wednesday, November 9, 2005 at 10:00 a.m. at the Company's headquarters, located at 2441 Viscount Row, Orlando, Florida 32809 for the following purpose:

           1. To approve the sale of the Company's manufacturing equipment as contemplated by the Asset Purchase Agreement, dated as of June 30, 2005, by and between Schreiber Foods, Inc., a Wisconsin corporation, and the Company (the "Proposed Asset Sale"), which may be deemed a sale of substantially all of the assets of the Company pursuant to Delaware General Corporation Law ("DGCL"); and

           2. To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof.

      The Proposed Asset Sale is more fully described in the accompanying Proxy Statement. Under the DGCL, stockholders do not have appraisal rights in connection with the Proposed Asset Sale. Stockholders of record at the close of business on September 26, 2005 will be entitled to notice of, and to vote at, the meeting or any adjournment thereof. Following the formal business of the meeting, we will report on the affairs of the Company and respond to questions of general interest to stockholders.

                                             By Order of the Board of Directors


                                             /s/ LeAnn Hitchcock
                                             LeAnn Hitchcock
                                             Corporate Secretary

Orlando, Florida
October 19, 2005

STOCKHOLDERS ARE REQUESTED TO VOTE YOUR SHARES BY PHONE, VIA THE INTERNET OR BY SIGNING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ENCLOSED STAMPED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

                         GALAXY NUTRITIONAL FOODS, INC.
                                2441 Viscount Row
                             Orlando, Florida 32809

                                 PROXY STATEMENT
                                       FOR
                        A SPECIAL MEETING OF STOCKHOLDERS
                     to be held Wednesday, November 9, 2005

Proxies in the form enclosed with this proxy statement are solicited by the Board of Directors of Galaxy Nutritional Foods, Inc., a Delaware corporation (the "Company"), for the use at the Special Meeting of Stockholders to be held Wednesday, November 9, 2005 at 10:00 a.m., or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Special Meeting of Stockholders. The Special Meeting will be held at the Company's headquarters, located at 2441 Viscount Row, Orlando, Florida 32809

      This proxy statement and the enclosed proxy card are first being mailed on or about October 19, 2005 to the Company's stockholders entitled to vote at the meeting. References in this proxy statement to "Galaxy", "we", "us", "our', or the "Company" refers to Galaxy Nutritional Foods, Inc.


SUMMARY TERM SHEET

      At the Special Meeting, our stockholders will consider and vote upon a proposal to approve the sale of our manufacturing equipment as contemplated by the Asset Purchase Agreement, dated as of June 30, 2005, by and between Schreiber Foods, Inc., a Wisconsin corporation ("Schreiber"), and our Company (the "Proposed Asset Sale"), which may be deemed a sale of substantially all of our assets pursuant to Delaware General Corporation Law ("DGCL"). For your convenience, we have set forth below a summary of certain information relating to the Proposed Asset Sale that is contained under Proposal No. 1 in this proxy statement. This summary does not contain all of the information that you may consider to be important in determining how to vote on the Proposed Asset Sale. You should carefully read the entire proxy statement and the other documents to which we refer. These will give you a more detailed description of the Proposed Asset Sale. Each item in this summary refers to the pages where that subject is discussed in greater detail elsewhere in this proxy statement.

Summary of Existing Operations (page 10)

      Currently, our Company is principally engaged in developing, manufacturing and marketing a variety of healthy cheese, cheese alternatives and dairy-related products. Our products are formulated and developed by our research and development department, manufactured in and shipped from our two Orlando, Florida facilities, and marketed and sold in two principal markets: retail and food service.

Background of the Proposed Asset Sale (page 10)

      Our Board of Directors concluded that our manufacturing capacity was significantly in excess of its requirements. We believe that we are currently operating at 15% of our manufacturing capacity. After reviewing alternatives available to us, our Board of Directors concluded that it would be advantageous for us to outsource our manufacturing to Schreiber and to sell our manufacturing equipment. We determined that Schreiber was a highly respected contract manufacturer that could produce high quality products on a more cost effective basis than our Company. Our Board of Directors realized that if we could outsource our manufacturing, we could sell the manufacturing equipment and use the proceeds from such sale to pay off indebtedness and improve our capital structure. In addition, our Board of Directors recognized that the reduction in our debt service obligations that would result from paying off such indebtedness would enhance cash flow, and allow us to increase our focus on marketing and product research and development.

      On June 10, 2005, our Board of Directors unanimously approved the Proposed Asset Sale and an outsourcing arrangement with Schreiber pursuant to a Supply Agreement (as described below). On June 30, 2005, our Company and Schreiber executed the Asset Purchase Agreement and the Supply Agreement.

Information about the Buyer (page 10)

      The purchaser of our assets will be Schreiber, which is a privately held cheese manufacturing company with annual sales exceeding $2 billion. Schreiber's main business is contract manufacturing cheese, cheese alternative and other dairy products for many well-known companies and brands.

Reasons for the Proposed Asset Sale (page 11)

      Our Board of Directors considered a number of factors before recommending that our stockholders approve the Proposed Asset Sale, including the underutilization of our manufacturing capacity, our debt service obligations and our dependence on our asset-based financing. The Board of Directors did not engage an independent financial advisor to determine the fairness of the Proposed Asset Sale to our stockholders but determined, based on the factors described above and others, that the asset sale under the terms and conditions contemplated by the Asset Purchase Agreement is fair to our stockholders. Further, based on the procedural safeguards provided under the DGCL, including the required approval of our Board of Directors and the required approval of our stockholders owning at least a majority of our outstanding common stock, our Board of Directors believes that the asset sale is procedurally fair to our stockholders.

Purchase Price (page 12)

      Schreiber will pay us a total purchase price of $8,700,000 for the assets to be acquired under the Asset Purchase Agreement (the "Purchased Assets"). Payment will be made in cash at the closing.

Indemnification (page 12)

      Under the terms of the Asset Purchase Agreement, we have agreed to indemnify Schreiber against, among other things, any pre-closing debts, liabilities or obligations of our Company, and any losses, liabilities or damages that Schreiber may incur by reason of our failure to discharge our pre-closing liabilities. Schreiber has agreed to indemnify us against, among other things, any post-closing debts, liabilities or obligations of Schreiber. Except in connection with any fraudulent misrepresentation by either party, rights of indemnification shall be the sole remedy of the parties after the closing of the Proposed Asset Sale.

Alternative Transactions (page 13)

      If, at the Special Meeting, our stockholders holding a majority of the outstanding shares of our common stock do not approve the sale of the Purchased Assets, then, as soon as is reasonably practicable thereafter, our Company and Schreiber will consummate one of the following transactions:

     1. We will sell to Schreiber, and Schreiber will purchase from us, certain alternative assets (constituting lees than substantially all of our assets) for an aggregate purchase price of $2,115,000, subject to certain conditions.

     2. In the event that the parties are unable to satisfy the conditions with respect to the sale of the alternative assets as contemplated by alternative 1 above, then the parties would negotiate in good faith to make such alternative assets available for use by Schreiber on a basis and for such period (not to exceed 180 days) that are reasonably acceptable to each of our Company and Schreiber.

Termination (page 13)

      The Asset Purchase Agreement provides that it may be terminated at any time prior to the closing of the Proposed Asset Sale or the consummation of an alternative transaction, by mutual written agreement of our Company and Schreiber, or automatically upon written notice of termination of the Supply Agreement (as described below). In the event the Asset Purchase Agreement is terminated for any reason other than pursuant to a default by either party, the Asset Purchase Agreement shall become void and there will be no liability thereunder on the part of our Company or Schreiber.

Conditions to Close (page 13)

      The closing of the Proposed Asset Sale is scheduled to occur on November 1, 2005 or, if later, the date that is three (3) business days after the date on which all conditions to closing, including the approval of our stockholders, are satisfied or waived. Since we have scheduled the Special Meeting for November 9, 2005, the closing of the Proposed Asset Sale will not occur prior to November 9, 2005.

Representations and Warranties (page 13)

      The Asset Purchase Agreement contains various representations and warranties of our Company to Schreiber, and also contains various representations and warranties of Schreiber to our Company. The representations and warranties survive the closing until twelve months after the closing date.

Other Transactions (page 14)

      We also agreed that between the signing of the Asset Purchase Agreement and the closing of the Proposed Asset Sale we would not, except in the ordinary course of our business, (i) enter into discussions, and would discontinue all pending discussions, relating to any of the Purchased Assets, or (ii) sell, lease or grant any option to sell or lease, give a security interest in or otherwise create any encumbrance on any of the Purchased Assets.

Other Material Agreements between the Company and Schreiber (page 14)

      On June 30, 2005, in connection with the Asset Purchase Agreement, we entered into a Supply Agreement with Schreiber (the "Supply Agreement"). Pursuant to the Supply Agreement, we agreed that (i) as of September 1, 2005, Schreiber will be our sole third-party source of supply of substantially all of our products for the term of the Supply Agreement, meaning that we can continue manufacturing our products ourselves, and (ii) as of November 1, 2005, Schreiber will be our sole source of supply of substantially all of our products, and we will purchase our requirements of substantially all of our products exclusively from Schreiber. The initial term of the Supply Agreement is for a period of five years from the effective date of September 1, 2005 and is renewable at our option for up to two additional five-year periods (for a total term of up to fifteen years). If the closing of the Proposed Asset Sale has occurred and we do not exercise our first option to extend the term, then we will be obligated to pay Schreiber $1,500,000, and if the closing of the Proposed Asset Sale has occurred, we have exercised the first option to extend the term and we do not exercise our second option to extend the term, then we will be obligated to pay Schreiber $750,000. If our stockholders do not approve the Proposed Asset Sale at the Special Meeting, then we may terminate the Supply Agreement upon not more than 180 days' notice delivered to Schreiber within thirty days of the Special Meeting. If we do not terminate the Supply Agreement and we are unable to consummate an alternative transaction with Schreiber (as described above) prior to January 1, 2006, then Schreiber may terminate the Supply Agreement upon at least 180 days' notice delivered to us prior to February 1, 2006.

      On May 17, 2002, Schreiber filed a lawsuit against our Company in the federal district court for the Eastern District of Wisconsin ("Wisconsin lawsuit"), being Case No. 02-C-0498, alleging various acts of patent infringement. On May 6, 2004, Schreiber and our Company executed a settlement agreement pursuant to which all claims in the patent infringement lawsuit were dismissed. Pursuant to this settlement agreement, we procured a worldwide, fully paid-up, nonexclusive license to own and use all of our individually wrapped slice equipment, which Schreiber alleged infringed on Schreiber's patents. The term of the license extends through the life of all patents named in the lawsuit (and all related patents) and is assignable by us in connection with the sale of our business. Pursuant to the settlement agreement, if, during the term of the license, we receive an offer to purchase our Company or our business, we must notify Schreiber of the offer and Schreiber will have the option to match the offer or make a better offer to purchase our Company or our business. We have not received any such offer, and the decision by our Board of Directors to cause our Company to enter into the Asset Purchase Agreement was not based upon receipt of any offer to purchase our Company or our business.

Use of Proceeds from the Proposed Asset Sale (page 16)

      As a result of the consummation of the sale of the Purchased Assets, we will be entitled to receive a purchase price of $8,700,000 on the closing date. After payment of the expenses related to the Proposed Asset Sale, the proceeds from the sale will be used to pay in full our term loan with Beltway Capital Partners LLC (successor by assignment of our loan from Wachovia Bank, N.A.) and to pay off the remaining obligations under capital leases related to certain assets in the Proposed Asset Sale. To the extent there are any remaining proceeds after payment in full of the Beltway Capital Partners LLC loan and the capital leases, we expect that such proceeds will be used to repay a portion of our asset-based loan from Textron Financial Corporation and for general working capital purposes.

Conduct of Business Following the Proposed Asset Sale (page 16)

      If the Proposed Asset Sale is approved and the closing conditions set forth in the Asset Purchase Agreement are satisfied or waived, we will sell the Purchased Assets to Schreiber, which may be deemed to be a sale of substantially all of our assets pursuant to the DGCL. Following the consummation of the Proposed Asset Sale, we will hold only certain limited assets, including retained cash and certain other miscellaneous assets. Regardless of whether the Proposed Asset Sale is consummated, our Company will convert into a branded marketing company that will continue to market and sell our products, but will no longer manufacture these products. Instead, such products will be manufactured by Schreiber pursuant to the Supply Agreement.

      If, at the Special Meeting, our stockholders holding a majority of the outstanding shares of our common stock do not approve the Proposed Asset Sale, then, as soon as is reasonably practicable thereafter, our Company and Schreiber will consummate one of two alternative transactions subject to the satisfaction of certain conditions. Since we anticipate that our Company will convert into a branded marketing company that will continue to market and sell our products, but will no longer manufacture these products, we do not anticipate any need for any of this manufacturing equipment. We will review alternative options involving the sale of any manufacturing equipment not sold to Schreiber. There can be no assurance that any third party will offer to purchase our manufacturing assets for a price equal to or greater than the price proposed to be paid by Schreiber in the Proposed Asset Sale, or that such assets can otherwise be sold at all.

Vote Required and Board Recommendation (page 17)

      The approval of the Proposed Asset Sale requires the affirmative vote of the stockholders holding at least a majority of the outstanding shares of our common stock. The Board of Directors believes that the Proposed Asset Sale is in the best interests of our Company and our stockholders and recommends a vote "FOR" this proposal. It is intended that the shares represented by the enclosed form of proxy will be voted in favor of this proposal unless otherwise specified in such proxy.


QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

What proposal will be voted on at the Special Meeting?

The proposal to be voted on at the Special Meeting is whether to approve the sale of our manufacturing equipment as contemplated by the Asset Purchase Agreement, dated as of June 30, 2005, by and between Schreiber Foods, Inc., a Wisconsin corporation, and our Company (the "Proposed Asset Sale"), which may be deemed a sale of substantially all of our assets pursuant to Delaware General Corporation Law ("DGCL").

Who is the purchaser?

The purchaser of our assets will be Schreiber Foods, Inc., a Wisconsin corporation ("Schreiber"). Schreiber is a privately held cheese manufacturing company with annual sales exceeding $2 billion. Schreiber's main business is contract manufacturing of cheese, cheese alternative and other dairy products. See "Proposal No. 1 - To Approve the Proposed Asset Sale - Information about the Buyer."

What is the purchase price for our Assets?

Schreiber will pay us a total purchase price of $8,700,000 for our manufacturing equipment, all of which will be paid in cash at closing. See "Proposal No. 1 - To Approve the Proposed Asset Sale - Purchase Price."

What will happen if the Proposed Asset Sale is approved?

If the Proposed Asset Sale is approved, we will proceed to consummate the sale of assets subject to the satisfaction of the closing conditions set forth in the Asset Purchase Agreement. We anticipate the Proposed Asset Sale will close shortly following the Special Meeting; however, the timing of the closing is dependent upon the satisfaction of such closing conditions. There can be no guarantee that we will satisfy these conditions, and, therefore, there can be no guarantee that the Proposed Asset Sale will be consummated even with stockholder approval. See "Proposal No. 1 - To Approve the Proposed Asset Sale - Summary Terms of the Asset Purchase Agreement."

Will our Company continue to operate after consummation of the Proposed Asset Sale?

Yes. Our Company will continue to operate after the consummation of the Proposed Asset Sale. On June 30, 2005, we entered into an outsourcing arrangement with Schreiber, pursuant to which Schreiber will become our sole source of supply of substantially all of our products. Accordingly, we anticipate that our Company will convert into a branded marketing company that will continue to market and sell our products, but will no longer manufacture these products. Instead, such products will be manufactured by Schreiber pursuant to the supply agreement. This change in our focus will occur whether or not the Proposed Asset Sale is consummated. See "Proposal No. 1 - To Approve the Proposed Asset Sale - Business of the Company Following the Proposed Asset Sale" and "Proposal No. 1 - To Approve the Proposed Asset Sale - Other Material Arrangements Between the Company and Schreiber."

What will happen if the Proposed Asset Sale is not approved?

If, at the Special Meeting, our stockholders holding a majority of the outstanding shares of our common stock do not approve the Proposed Asset Sale, then, as soon as is reasonably practicable thereafter, our Company and Schreiber will consummate one of two alternative transactions subject to the satisfaction of certain conditions. Since we anticipate that our Company will convert into a branded marketing company that will continue to market and sell our products, but will no longer manufacture these products, we do not anticipate any need for any of this manufacturing equipment. We will review alternative options involving the sale of any manufacturing equipment not sold to Schreiber. See "Proposal No. 1 - To Approve the Proposed Asset Sale - Business of the Company Following the Proposed Asset Sale" and "Proposal No. 1 - To Approve the Proposed Asset Sale - Summary of Terms of the Asset Purchase Agreement."

What is our Board of Director's recommendation with respect to the proposal to approve the Proposed Asset Sale?

Our Board of Directors recommends a vote "FOR" approval of the Proposed Asset Sale. See "Proposal No. 1 - To Approve the Proposed Asset Sale - Vote Required and Board Recommendation."

Why does our Board of Directors believe the Proposed Asset Sale is in the best interest of our Company's stockholders?

Our Board of Directors considered the risks and challenges facing our Company in the future as compared to the opportunities available to our Company in the future and concluded that the Proposed Asset Sale was the best alternative for maximizing value to our stockholders. In particular, the proceeds from the Proposed Asset Sale will be used to pay in full our term loan with Beltway
Capital Partners LLC (successor by assignment of Wachovia Bank, N.A.), which will decrease our debt service obligations. The additional cash flow available as a result of the decrease in our debt service obligations will be used to enhance our marketing and product research and development efforts. See "Proposal No. 1 - To Approve the Proposed Asset Sale - Background of the Proposed Asset Sale" and "Proposal No. 1 - To Approve the Proposed Asset Sale - Reasons for the Proposed Asset Sale."

Do I have any appraisal rights in connection with the Proposed Asset Sale?

No.

What vote is required to approve the Proposed Asset Sale?

The proposal to approve the Proposed Asset Sale requires the affirmative vote of our stockholders holding at least a majority of our outstanding shares of common stock. See "Proposal No. 1 - To Approve the Proposed Asset Sale - Vote Required and Board Recommendation."

What do I need to do now?

After carefully reading and considering the information contained in this proxy statement, you should vote your shares, per the instructions on the enclosed proxy card, by phone, via the Internet, or by completing and signing the enclosed proxy card and returning it in the enclosed return envelope as soon as possible so that your shares may be represented at the Special Meeting. A majority of shares entitled to vote must be represented at the meeting to enable our Company to conduct business at the Special Meeting. See "Information Concerning Solicitation and Voting."

Can I change my vote after I have submitted my signed proxy?

Yes. You can change your vote at any time before proxies are voted at the Special Meeting. You can change your vote in one of three ways. First, you can send a written notice to our Corporate Secretary at our executive offices, stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy. Third, you can attend the meeting and vote in person. See "Information Concerning Solicitation and Voting."

If my broker holds my shares in "street name," will the broker vote the shares on my behalf?

A broker will vote shares only if the holder of the shares provides the broker with instructions on how to vote. Shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, referred to as "broker non-votes," will not be voted in favor of such matter. The proposal to approve the Proposed Asset Sale is a proposal that requires the affirmative vote of our stockholders holding at least a majority of our outstanding shares of common stock. Accordingly, broker non-votes will have the effect of a vote against the proposal. We encourage all stockholders whose shares are held in street name to provide their brokers with instructions on how to vote. See "Information Concerning Solicitation and Voting - Quorum; Voting Rights."

Who can help answer my questions?

If you have any questions or need assistance with regard to voting your shares, please contact our investor relations department at:

Galaxy Nutritional Foods, Inc.
2441 Viscount Row
Orlando, Florida 32809
Attention: Investor Relations
Telephone No.:  (407) 855-5500
Facsimile No.: (407) 855-1099

If you have any questions about the Special Meeting or the proposals to be voted on at the Special Meeting, or if you need additional copies of this proxy statement or copies of any of our public filings referred to in this proxy statement, you should contact our Investor Relations Department at (407) 855-5500. Our public filings can also be accessed at the Securities and Exchange Commission's website at www.sec.gov. See "Where You Can Find More Information."


INFORMATION CONCERNING SOLICITATION AND VOTING

Record Date and Voting Securities

      Stockholders of record as of September 26, 2005 are entitled to notice of and to vote at the Special Meeting and any adjournment thereof. As of September 26, 2005, 20,051,077 shares of our common stock, par value $.01 per share, were issued and outstanding.

Voting and Solicitation

      Each share of common stock outstanding as of the record date will be entitled to one vote, and stockholders may vote in person or by proxy. At the Special Meeting, we will be asking our stockholders to vote on a proposal to approve the sale of our manufacturing equipment as contemplated by the Asset Purchase Agreement, dated as of June 30, 2005, by and between Schreiber Foods, Inc., a Wisconsin corporation, and our Company (the "Proposed Asset Sale"), which may be deemed a sale of substantially all of our assets pursuant to Delaware General Corporation Law ("DGCL"). We are soliciting stockholders to authorize proxies to vote with respect to this proposal. Our Board of Directors knows of no other matters to be presented at the Special Meeting. If any other matter should be presented at the Special Meeting upon which a vote may be properly taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as proxies.

      The solicitation of proxies in the accompanying form is made by, and on behalf of, our Board of Directors and our Company will bear the cost of soliciting proxies. There will be no solicitation of proxies other than by mail or personal solicitation by our officers, directors and employees, and no additional compensation will be paid to such persons in connection with such services. We will make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy materials to the beneficial owners of shares held of record by such persons, and such person will be reimbursed for reasonable expenses incurred by them.

Effect of Proxies

      By submitting your proxy by phone or via the Internet or by signing and returning the enclosed proxy card, a stockholder will be giving its proxy to our Board of Directors and authorizing them to vote its shares. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specification, and will be voted FOR such proposal if no specification is indicated.

      A stockholder has the power to revoke its proxy at any time before the convening of the Special Meeting. A stockholder may revoke its proxy by delivering written notice of such revocation or by delivering a new proxy to the attention of LeAnn C. Hitchcock, Corporate Secretary, on or before November 9, 2005. In addition, on the day of the Special Meeting, prior to the convening thereof, revocations may be delivered to the tellers who will be seated at the door of the meeting room.

Quorum; Votes Required

      Each share of issued and outstanding common stock entitles the holder thereof to one vote. Votes cast by proxy or in person at the Special Meeting will be tabulated by an inspector of election appointed by the Board of Directors for the Special Meeting and will determine whether a quorum is present. Where, as to any matter submitted to the stockholders for a vote, proxies are marked as abstentions (or stockholders appear in person but abstain from voting), such abstentions are included in the number of shares present or represented at the Special Meeting for purposes of determining the presence of quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter and has not received instructions from the beneficial owner, which is known as a "broker non-vote," those shares will be considered present at the Special Meeting for purposes of determining a quorum but will not be considered to be represented at the Special Meeting for purposes of calculating the vote required for approval of such matter.

      Therefore, since the proposal to approve the Proposed Asset Sale requires the affirmative vote of stockholders holding at least a majority of the issued and outstanding shares of our common stock, abstentions and broker non-votes will have the same effect as votes against the Proposed Asset Sale. We encourage all stockholders whose shares are held in street name to provide their brokers with instructions on how to vote.

No Appraisal Rights

      Under the DGCL, our stockholders do not have appraisal rights in connection with the Proposed Asset Sale.

Special Note Regarding Forward-Looking Statements

      CERTAIN STATEMENTS MADED IN THIS PROXY STATEMENT ARE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS CAN BE IDENTIFIED BY TERMINOLOGY SUCH AS "MAY", "WILL", "SHOULD", "EXPECT", "INTEND", "ANTICIPATE", "BELIEVE", "ESTIMATE", "PREDICT", OR "CONTINUE" OR THE NEGATIVE OF THESE TERMS OR OTHER COMPARABLE TERMINOLOGY AND INCLUDE, WITHOUT LIMITATION, STATEMENTS BELOW
REGARDING: COMPLETION OF THE PROPOSED ASSET SALE, POSSIBLE ADJUSTMENTS TO THE PURCHASE PRICE, ASSESSMENT OF PROSPECTS OF CONTINUING IN BUSINESS, EFFECTS OF THE PROPOSED ASSET SALE OR OUR PLANS FOLLOWING COMPLETION OF THE PROPOSED ASSET SALE. BECAUSE FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, THERE ARE IMPORTANT FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. ALTHOUGH, WE BELIEVE THAT EXPECTATIONS REFLECTED IN THE FORWARD-LOOKING STATEMENTS ARE REASONABLE, WE CANNOT GUARANTEE FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS. MOREOVER, NEITHER OUR COMPANY NOR ANY OTHER PERSON ASSUMES RESPONSIBILITY FOR THE ACCURACY OR COMPLETENESS OF THESE FORWARD-LOOKING STATEMENTS. WE ARE UNDER NO OBLIGATION OR DUTY TO UPDATE ANY FORWARD-LOOKING STATEMENTS AFTER THE DATE OF THIS PROXY STATEMENT TO CONFORM SUCH STATEMENTS TO ACTUAL RESULTS.

PROPOSAL ONE:  TO APPROVE THE PROPOSED ASSET SALE

At the Special Meeting, our stockholders will consider and vote upon a proposal to approve the sale of our manufacturing equipment as contemplated by the Asset Purchase Agreement, dated as of June 30, 2005, by and between Schreiber Foods, Inc., a Wisconsin corporation, and our Company (the "Proposed Asset Sale"), which may be deemed a sale of substantially all of our assets pursuant to Delaware General Corporation Law ("DGCL"). The material terms of the Asset Purchase Agreement are summarized below. A copy of the Asset Purchase Agreement is attached as Annex A to this proxy statement. We encourage you to read the Asset Purchase Agreement in its entirety.

Summary of Existing Operations

      Currently, our Company is principally engaged in developing, manufacturing and marketing a variety of healthy cheese, cheese alternatives and dairy-related products. Our products are formulated and developed by our research and development department, manufactured in and shipped from our two Orlando, Florida facilities, and marketed and sold in two principal markets: retail and food service.

Background of the Proposed Asset Sale

      Our Board of Directors concluded that our manufacturing capacity was significantly in excess of its requirements and we were also dealing with increasing ingredient costs, particularly the cost of casein (one of the main ingredients purchased by our Company). We believe that we are currently operating at 15% of our manufacturing capacity. After reviewing alternatives available to us, our Board of Directors concluded that it would be advantageous for us to outsource our manufacturing to Schreiber and to sell our manufacturing equipment. We determined that Schreiber was a highly respected contract manufacturer that could produce high quality products on a more cost effective basis than our Company. Our Board of Directors realized that if we could outsource our manufacturing, we could sell the manufacturing equipment and use the proceeds from such sale to pay off indebtedness and improve our capital structure. In addition, our Board of Directors recognized that the reduction in our debt service obligations that would result from paying off such indebtedness would enhance cash flow, and allow us to increase our focus on marketing and product research and development.

      On June 10, 2005, our Board of Directors unanimously approved the Proposed Asset Sale and designated individuals to sign on behalf of our Company. Between June 10, 2005 and June 30, 2005, counsel for our Company and Schreiber continued to refine the draft Asset Purchase Agreement. On June 30, 2005, our Company and Schreiber executed the Asset Purchase Agreement and the Supply Agreement. On July 6, 2005, we filed a Current Report on Form 8-K with the Securities and Exchange Commission disclosing the execution of the Asset Purchase Agreement and the Supply Agreement.

Information about the Buyer

      The purchaser of our assets will be Schreiber Foods, Inc., a Wisconsin corporation. Schreiber is a privately held cheese manufacturing company with annual sales exceeding $2 billion. Schreiber's main business is contract manufacturing cheese, cheese alternative and other dairy products for many well-known companies and brands. Schreiber's principal executive offices are located at 425 Pine Street, Green Bay, Wisconsin 54307, Telephone (800) 344-0333. For more information regarding Schreiber, you may visit Schreiber's website at http://www.schreiberfoods.com.

Reasons for the Proposed Asset Sale

      In approving the Proposed Asset Sale, our Board of Directors considered a number of factors before recommending that our stockholders approve the Proposed Asset Sale, including the following:

    o Our manufacturing capacity is significantly in excess of its requirements, so our manufacturing assets are being underutilized. We believe that we are currently operating at 15% of our manufacturing capacity.

    o Proceeds from the sale of certain of our assets will pay in full our loan from Beltway Capital Partners LLC (successor by assignment of Wachovia Bank, N.A.), which will lower our debt service obligations and enhance cash flow.

    o The Beltway Capital Partners LLC loan will mature on July 31, 2006. Without the proceeds from the Proposed Asset Sale, we will need to find alternative financing to pay off this loan.

    o    Our dependence on asset-based financing will substantially decrease.

      The foregoing discussion of the information and factors considered by our Board of Directors is not intended to be exhaustive, but includes the material factors considered. In view of the variety of factors considered in connection with its evaluation of the Proposed Asset Sale and the purchase price, our Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching its determination and recommendations, and individual directors may have given different weight to different factors.

      The Board of Directors did not engage an independent financial advisor to determine the fairness of the Proposed Asset Sale to our stockholders but determined, based on the factors set forth above, that the asset sale under the terms and conditions contemplated by the Asset Purchase Agreement is fair to our stockholders. Further, based on the procedural safeguards provided under the DGCL, including the required approval of our Board of Directors and the required approval of our stockholders owning at least a majority of our outstanding common stock, our Board of Directors believes that the asset sale is procedurally fair to our stockholders. A fairness opinion from an independent financial advisor typically entails a substantial fee to the requesting company. In the context of an asset sale, the financial advisor would typically review a company's historical and projected revenues, and the operating results of the company and those of comparable public companies, and make certain assumptions regarding the value of the assets and liabilities of the associated business or assets, which may be difficult to predict in order to render its opinion. In addition to the speculative nature of such analysis, our Board of Directors believes that undertaking these analyses would involve a significant unnecessary expense that would reduce the amount of proceeds available to us from the Proposed Asset Sale.

      For the foregoing reasons, our Board of Directors believes that the asset sale, as contemplated by the Asset Purchase Agreement, is fair to our stockholders.

Summary of Terms of the Asset Purchase Agreement

      The following set forth a summary of the material provisions of the Asset Purchase Agreement. The summary description does not purport to be complete and is qualified in its entirety by reference to the Asset Purchase Agreement, a copy of which is attached as Annex A to this proxy statement. All stockholders are encouraged to read the Asset Purchase Agreement in its entirety.

Assets to be Sold

      The Asset Purchase Agreement provides that, subject to approval by our stockholders and satisfaction of certain other conditions described below, we will sell most of the assets we currently use to manufacture our products, which are listed below, and all books and records related thereto (the "Purchased Assets").

Description of Asset (Quantity if more than 1)        Vendor/Manufacturer
----------------------------------------------        -------------------

CC - 1000# Cheese Cooker (2)                          Blentech Corp.
Hayssen Packaging Machine                             Hayssen Manufacturing
200 gal. Kettle w/t Agitator (4)                      Lee Process Systems
500 gal. Kettle w/t Agitator (2)                      Lee Process Systems
System 1, Kustner IWS Machine                         Kustner Industries
Wrapping Machine, WS-20 Series II                     Sasib
Blentech Hard Cheese System*                          Blentech Corp.
System 2, 1600 SPM IWS Machine (Hardware)             Kustner Industries
System 5, Ribbon - Pullman                            Hart Design & Mfg., Inc.
System 5, Hart Casing Linc. Pullman Machine           Hart Design & Mfg., Inc.
CC - 1000 Cheeztherm Cheese Cookers (3)               Blentech Corp.
System 8, Chunk Line                                  R.R. Pankratz, Inc.
System 9 and 11, Slice Lines                          Hart Design & Mfg., Inc.
System 12, Cup Line*                                  Modern Packaging
System 10, Block Line/String Cheese Line              Robert Reiser
System 13, Shred Line*                                Hayssen Manufacturing
Dixie Vac Machine                                     Amplicon/Calfirst
Hayssen Shred Bagger*                                 GE Capital

Purchase Price

      Schreiber will pay us a total purchase price of $8,700,000 for the Purchased Assets, all of which will be paid in cash at the closing.

Indemnification

      Under the terms of the Asset Purchase Agreement, we have agreed to indemnify Schreiber against, among other things, (i) any pre-closing debts, liabilities or obligations of our Company, (ii) any losses, liabilities or damages that Schreiber may incur by reason of any untrue representation or breach of warranty or nonfulfillment of any covenant or agreement of our Company contained in the Asset Purchase Agreement or in any certificate, document, or instrument delivered in connection with the Proposed Asset Sale, and (iii) any losses, liabilities or damages that Schreiber may incur by reason of our failure to discharge our pre-closing liabilities. Schreiber has agreed to indemnify us against, among other things, (i) any post-closing debts, liabilities or obligations of Schreiber, and (ii) any losses, liabilities or damages that we may incur by reason of any untrue representation or breach of warranty or nonfulfillment of any covenant or agreement of Schreiber contained in the Asset Purchase Agreement or in any certificate, document, or instrument delivered in connection with the Proposed Asset Sale. Except in connection with any fraudulent misrepresentation by either party, rights of indemnification shall be the sole remedy of the parties after the closing of the Proposed Asset Sale.

Alternative Transactions

      If, at the Special Meeting, our stockholders holding a majority of the outstanding shares of our common stock do not approve the sale of the Purchased Assets, then, as soon as is reasonably practicable thereafter, our Company and Schreiber will consummate one of the following transactions:

    1. We will sell to Schreiber, and Schreiber will purchase from us, certain alternative assets (those marked with an "*" above in the subsection entitled "Assets to be Sold", the "Alternative Assets") for an aggregate purchase price of $2,115,000. The only conditions to either party's obligations to consummate the sale of Alternative Assets would be the release and termination of any liens with respect to the Alternative Assets and obtaining any consents required to be obtained from our lenders (collectively, the "Releases and Consents").

    2. In the event that the parties are unable to obtain the Releases and Consents with respect to the sale of the Alternative Assets as contemplated by alternative 1 above, then the parties would negotiate in good faith to make such Alternative Assets available for use by Schreiber on a basis and for such period (not to exceed 180 days) that are reasonably acceptable to each of our Company and Schreiber; provided, however, that Schreiber will use its commercially reasonable efforts to obtain equipment that serves the same functions as the Alternative Assets prior to the expiration of the agreed upon period of time.

Termination

      The Asset Purchase Agreement provides that it may be terminated at any time prior to the closing of the Proposed Asset Sale or the consummation of an alternative transaction, by mutual written agreement of our Company and Schreiber, or automatically upon written notice of termination of the Supply Agreement (described below). In the event the Asset Purchase Agreement is terminated for any reason other than pursuant to a default by either party, the Asset Purchase Agreement shall become void and there will be no liability thereunder on the part of our Company or Schreiber.

Conditions to Close

      The closing of the Proposed Asset Sale is scheduled to occur on November 1, 2005 or, if later, the date that is three (3) business days after the date on which all conditions to closing, including the approval of our stockholders, are satisfied or waived. Since we have scheduled the Special Meeting for November 9, 2005, the closing of the Proposed Asset Sale will not occur prior to November 9, 2005. The Asset Purchase Agreement contains closing conditions related to the following: (i) Schreiber's representations and warranties remain true; (ii) each party has complied with its covenants; (iii) there have been no proceedings commenced against either party which may have the effect of preventing or delaying the transactions contemplated by the Asset Purchase Agreement or the Supply Agreement; (iv) any liens on the Purchased Assets shall have been released and consents obtained from our lenders; (v) our stockholders holding a majority of the outstanding shares of common stock shall have approved the sale of the Purchased Assets; and (vi) each party shall have delivered appropriate documents and certificates set forth in the Asset Purchase Agreement.

Representations and Warranties

      The Asset Purchase Agreement contains various representations and warranties of our Company to Schreiber, including representations and warranties regarding our corporate status, authorization and enforceability, non-contravention of the Proposed Asset Sale or our organizational documents, non-violation of laws and material contracts, compliance with certain laws, absence of litigation, taxes, absence of brokers, insurance, and title to the Purchased Assets. The Asset Purchase Agreement also contains representations and warranties of Schreiber to our Company regarding Schreiber's corporate status, authorization and enforceability, non-contravention of the Proposed Asset Sale or its organizational documents, non-violation of laws and material contracts, and absence of brokers. The representations and warranties survive the closing until twelve months after the closing date.

Other Transactions

      We also agreed that between the signing of the Asset Purchase Agreement and the closing of the Proposed Asset Sale we would not, except in the ordinary course of our business, (i) enter into discussions, and would discontinue all pending discussions, relating to any of the Purchased Assets, or (ii) sell, lease or grant any option to sell or lease, give a security interest in or otherwise create any encumbrance on any of the Purchased Assets.

Other Material Agreements between the Company and Schreiber

Supply Agreement

      On June 30, 2005, in connection with the Asset Purchase Agreement, we entered into a Supply Agreement with Schreiber (the "Supply Agreement"). Pursuant to the Supply Agreement, we agreed that (i) as of September 1, 2005, Schreiber will be our sole third-party source of supply of substantially all of our products for the term of the Supply Agreement, meaning that we can continue manufacturing our products ourselves, and (ii) as of November 1, 2005, Schreiber will be our sole source of supply of substantially all of our products, and we will purchase our requirements of substantially all of our products exclusively from Schreiber. Schreiber also has agreed to deliver such products to our customers. The prices for such products are based on cost conversions determined by the parties from time to time, subject to adjustment in any renewal periods.

      The initial term of the Supply Agreement is for a period of five years from the effective date of September 1, 2005 and is renewable at our option for up to two additional five-year periods (for a total term of up to fifteen years). If the closing of the Proposed Asset Sale has occurred and we do not exercise our first option to extend the term, then we will be obligated to pay Schreiber $1,500,000, and if the closing of the Proposed Asset Sale has occurred, we have exercised the first option to extend the term and we do not exercise our second option to extend the term, then we will be obligated to pay Schreiber $750,000.

      If our stockholders do not approve the Proposed Asset Sale at the Special Meeting, then we may terminate the Supply Agreement upon not more than 180 days' notice delivered to Schreiber within thirty days of the Special Meeting. If we do not terminate the Supply Agreement and we are unable to consummate an alternative transaction with Schreiber (as described above) prior to January 1, 2006, then Schreiber may terminate the Supply Agreement upon at least 180 days' notice delivered to us prior to February 1, 2006.

      The Supply Agreement provides for a contingent short-fall payment obligation by our Company if a specified production level is not met during the one-year period beginning on September 1, 2006 and ending September 1, 2007. If a contingent short-fall payment is accrued after such one-year period, it may be reduced by the amount by which production in the one-year period beginning on September 1, 2007 and ending September 1, 2008 exceeds the specified target level of production, if any.

      In connection with the transition of manufacturing to Schreiber, the Supply Agreement also obligates Schreiber to purchase from us, on November 1, 2005, all of our raw materials, ingredients and operating supplies and packaging supplies held by us at our cost. If the Supply Agreement is terminated, then Schreiber shall return any such items remaining at cost.

Litigation Settlement

      On May 17, 2002, Schreiber filed a lawsuit against our Company in the federal district court for the Eastern District of Wisconsin ("Wisconsin lawsuit"), being Case No. 02-C-0498, alleging various acts of patent infringement. The Complaint alleged that our machines for wrapping of individual cheese slices, manufactured by Kustner Industries, S.A. of Switzerland, known as models KE and KD, and our machines for producing individually wrapped slices manufactured by Hart Design Mfg., Inc. of Green Bay, Wisconsin, infringe certain claims of U.S. Patents Nos. 5,112,632, 5,440,860, 5,701,724 and 6,085,680.
Schreiber was seeking a preliminary and permanent injunction prohibiting us from further infringing acts and was also seeking damages in the nature of either lost profits or reasonable royalties.

      On May 6, 2004, Schreiber and our Company executed a settlement agreement pursuant to which all claims in the patent infringement lawsuit were dismissed. Pursuant to this settlement agreement, we procured a worldwide, fully paid-up, nonexclusive license to own and use all of our individually wrapped slice equipment, which Schreiber alleged infringed on Schreiber's patents. We were not obligated to make any cash payment in connection with the settlement of the lawsuit or the license granted in the settlement agreement. The settlement agreement restricts us from using the slicing equipment to co-pack product for certain specified manufacturers, however, we are not currently engaged in any co-packing business with any of the specified parties, and do not contemplate engaging in the future in any co-packing business with the specified parties. The term of the license extends through the life of all patents named in the lawsuit (and all related patents) and is assignable by us in connection with the sale of our business. In the event the assignee uses the applicable equipment to manufacture private label product, and such private label product accounts for more than 50% of the total product manufactured on the applicable equipment, the assignee will be required to pay Schreiber a royalty in an amount to be agreed upon by Schreiber and the assignee, but in any event not more than $.20 per pound of product for each pound of private label product manufactured by the assignee in any year that exceeds the amount of private label product manufactured by our Company in the year preceding the sale of our Company or our business. In the event that the parties cannot agree upon a royalty rate, the assignee retains the license rights but private label production must be maintained at a level less than 50% of the total product manufactured on the applicable equipment.

      Pursuant to the settlement agreement, if, during the term of the license, we receive an offer to purchase our Company or our business, we must notify Schreiber of the offer and Schreiber will have the option to match the offer or make a better offer to purchase our Company or our business. Acceptance of the Schreiber offer is subject to the approval by our Board of Directors, however, if the Board of Directors determines that the Schreiber offer is equal to or better than the other offer, the Board of Directors must take all permitted actions to accept the offer and recommend it to our stockholders for approval. We have not received any such offer, and the decision by our Board of Directors to cause our Company to enter into the Asset Purchase Agreement was not based upon receipt of any offer to purchase our Company or our business.

No Other Arrangements

      Other than the Proposed Asset Sale and the transactions described above, there are no present or proposed material agreements, arrangements, understandings or relationships between Schreiber or any of its executive officers, directors, controlling persons or subsidiaries and our Company or any of our executive officers, directors, controlling persons or subsidiaries.

Regulatory Approvals

      No United States Federal or state regulatory requirements must be complied with or approvals obtained as a condition of the Proposed Asset Sale other than federal securities laws.

Use of Proceeds from the Proposed Asset Sale

      As a result of the consummation of the sale of the Purchased Assets, we will be entitled to receive a purchase price of $8,700,000 on the closing date. Of the proceeds, an estimated $250,000 will be used to pay expenses related to the Proposed Asset Sale, including legal, accounting and printing costs and fees. All remaining proceeds will be used to pay in full our term loan with Beltway Capital Partners LLC (successor by assignment of Wachovia Bank, N.A.). As of October 7, 2005, the outstanding principal amount of the term loan with
Beltway Capital Partners LLC was $7,581,985. Additionally, we will use approximately $350,000 of the proceeds to pay off the remaining obligations under capital leases related to certain assets in the Proposed Asset Sale. To the extent there are any remaining proceeds after payment in full of the Beltway Capital Partners LLC loan and the capital leases, we expect that such proceeds will be used to repay a portion of our asset-based loan from Textron Financial Corporation and for general working capital purposes.

Conduct of Business Following the Proposed Asset Sale

      If the Proposed Asset Sale is approved and the closing conditions set forth in the Asset Purchase Agreement are satisfied or waived, we will sell the Purchased Assets to Schreiber, which may be deemed to be a sale of substantially all of our assets pursuant to the DGCL. Following the consummation of the Proposed Asset Sale, we will hold only certain limited assets, including retained cash and certain other miscellaneous assets. As noted above, regardless of whether the Proposed Asset Sale is consummated, our Company will convert into a branded marketing company that will continue to market and sell our products, but will no longer manufacture these products. Instead, such products will be manufactured by Schreiber pursuant to the Supply Agreement.

      We anticipate certain challenges during and following the transition from manufacturing our own products to operating strictly as a branded marketing company. These challenges include, but are not limited to, the following:

    o    Coordinating  customer  shipments  while the inventory  and  production
         equipment  are  in  transit  from  our   facilities  to  the  Schreiber
         facilities;

    o Reserving enough inventory in our facilities to fill customer orders while production equipment is in transit;

    o Maintaining consistent formulas and quality in our products after the transition;

    o Having sufficient cash to build inventory and pay any severance arrangements during the transition;

    o    Reducing the number of our employees to 31 by December 1, 2005; and

    o Negotiating with the landlords of our leased facilities in Orlando, Florida to terminate or sublease one or both of such facilities.

      If, at the Special Meeting, our stockholders holding a majority of the outstanding shares of our common stock do not approve the Proposed Asset Sale, then, as soon as is reasonably practicable thereafter, our Company and Schreiber will consummate one of two alternative transactions subject to the satisfaction of certain conditions. Since we anticipate that our Company will convert into a branded marketing company that will continue to market and sell our products, but will no longer manufacture these products, we do not anticipate any need for any of this manufacturing equipment. We will review alternative options involving the sale of any manufacturing equipment not sold to Schreiber. There can be no assurance that any third party will offer to purchase our manufacturing assets for a price equal to or greater than the price proposed to be paid by Schreiber in the Proposed Asset Sale, or that such assets can otherwise be sold at all.

Accounting Treatment of the Proposed Asset Sale

      If the Proposed Asset Sale is approved by the stockholders, we will record the proposed disposition in accordance with SFAS No. 146, "Accounting for Costs Associate with an Exit or Disposal Activity," prior to and during the quarter in which the Proposed Asset Sale closes.

Certain Federal Income Tax Consequences of the Proposed Asset Sale

      The Proposed Asset Sale should have no direct income tax consequences to our stockholders. The Proposed Asset Sale will be reported by our Company as a sale of assets for federal income tax purposes in the fiscal year ending March 31, 2006. The Proposed Asset Sale will be a taxable transaction for United States federal income tax purposes. Accordingly, our Company will recognize a gain or loss with respect to the Proposed Asset Sale in an amount equal to the difference between the amount of the consideration received for each asset over the adjusted tax basis in the asset sold. Although the Proposed Asset Sale will result in a taxable gain to our Company, we believe that a substantial portion of the taxable gain will be offset by current year losses from operations and available net operating loss carryforwards.

Vote Required and Board Recommendation

      The approval of the Proposed Asset Sale requires the affirmative vote of the stockholders holding at least a majority of the outstanding shares of our common stock. The Board of Directors believes that the Proposed Asset Sale is in the best interests of our Company and our stockholders and recommends a vote "FOR" this proposal. It is intended that the shares represented by the enclosed form of proxy will be voted in favor of this proposal unless otherwise specified in such proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table describes the beneficial ownership of our common stock by each person or entity known to us to be the beneficial owner of more than 5% of the outstanding shares of our capital stock outstanding as of October 7, 2005. Beneficial ownership has been determined in accordance with the rules of the Securities and Exchange Commission to include securities that a named person or entity has the right to acquire within sixty (60) days.


                                          Amount and Nature
        Name and Address                    of Beneficial          Percent
      of Beneficial Owner                   Ownership (1)        of Class (2)
     -------------------------------------------------------------------------

      Angelo S. Morini
      2441 Viscount Row
      Orlando, Florida 32809                6,462,806 (3)          28.1%

      Frederick A. DeLuca
      c/o Doctor's Associates, Inc.
      325 Bic Drive
      Milford, Connecticut 06460            4,169,842 (4)          20.5%

      John Hancock Advisors, Inc.
      101 Huntington Avenue
      Boston, Massachusetts 02199           1,441,348 (5)           7.2%

      Fromageries Bel S.A.
      4 rue d Anjou
      75008 Paris, France                   1,111,112 (6)           5.5%

(1) The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of these shares.

(2) The total number of shares of our common stock outstanding as of October 7, 2005 is 20,051,077. The percentages are calculated on the basis of the amount of shares outstanding plus shares which may be acquired through the exercise of options, warrants, rights or conversion privileges by such holder within sixty (60) days of October 7, 2005.

(3) Includes options to acquire 2,963,197 shares of our common stock, which are currently exercisable at prices ranging from $2.05 to $5.25 per share. Options expire as to 13,072 shares on October 1, 2006, as to 432,797 on
     July 1, 2007,  as to 517,203  shares on December 4, 2007,  as to  1,357,000 shares on June 15, 2009, as to 343,125 on December 15, 2010, and as to 300,000 on April 19, 2011. Also includes a warrant to purchase 250 shares at an exercise price of $5.744 per share, which expires on January 17, 2007. With the exception of the options, 10,500 shares held in a nominee name, 286 shares held in joint tenancy and 714 shares held individually, all of Mr. Morini's shares and warrant are held by Morini Investments Limited Partnership, a Delaware limited partnership, of which Mr. Morini is the sole limited partner and Morini Investments LLC, a Delaware limited liability company, is the sole general partner. Mr. Morini is the sole member of Morini Investments LLC.

(4) The information is based solely on a Schedule 13D/A filed with the SEC on September 27, 2005. Mr. Frederick A. DeLuca has direct beneficial ownership of and has sole voting and investment dispositive power over all the reported shares. Includes a warrant to purchase 300,000 shares of our common stock exercisable at a price per share equal to 95% of the lowest closing sales price of our common stock during the sixty (60) days immediately preceding October 17, 2005, beginning on October 17, 2005 until its expiration on October 17, 2008.

(5) The information is based solely on a Schedule 13G filed with the SEC on February 7, 2005 by each of the reporting persons listed below. John Hancock Advisers, LLC has direct beneficial ownership of and has sole voting and dispositive power over all the reported shares pursuant to Advisory Agreements for the following: Manulife Financial Corporation
     ("MFC"), and MFC's indirect, wholly-owned subsidiary, John Hancock Financial Services ("JHFS"), JHFS's direct, wholly-owned subsidiary John Hancock Life Insurance Company ("JHLICO"), JHLICO's direct, wholly-owned subsidiary John Hancock Subsidiaries, LLC ("JHS"), JHS's direct, wholly-owned subsidiary The Berkeley Financial Group ("TBFG"), and TBFG's direct, wholly-owned subsidiary John Hancock Advisers, LLC. Each of MFC, JHFS, JHLICO, JHS and TBFG report that they do not beneficially own any of the reported shares except through their indirect, wholly-owned subsidiary, John Hancock Advisers, LLC.

(6) The information is based solely on a Schedule 13D filed with the SEC on June 9, 2003, by Fromageries Bel S.A. Fromageries Bel S.A. has direct beneficial ownership of all the reported shares. Unibel, a French limited partnership, is deemed to beneficially own the reported shares by reason of the provisions of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended. Each of Fromageries Bel S.A. and Unibel, a French limited partnership, has shared voting power and shared dispositive power over all the reported shares of our common stock.


SECURITY OWNERSHIP OF MANAGEMENT

The following  table  describes the beneficial  ownership of our common stock by
(i) the Chief Executive Officer, (ii) each of our four other most highly compensated executive officers who were serving as executive officers as of March 31, 2005, (iii) up to two additional individuals for whom disclosure would have been provided pursuant to clause (ii) above, but for the fact that the individual was not serving as an executive officer at the end of the last completed fiscal year, (iv) each director, and (v) all of our directors and executive officers as a group, outstanding as of October 7, 2005. Beneficial ownership has been determined in accordance with the rules of the Securities and Exchange Commission to include securities that a named person has the right to acquire within sixty (60) days. "*" indicates less than one percent.

                                     Amount and Nature of          Percent of
      Name of Beneficial Owner       Beneficial Ownership (1)       Class (2)
      --------------------------------------------------------------------------

      David H. Lipka                       259,353(3)                  1.3%

      Joanne R. Bethlahmy                  150,286(4)                  *

      Thomas R. Dyckman                    200,797(3)                  1.0%

      Charles L. Jarvie                    200,797(3)                  1.0%

      Angelo S. Morini                   6,462,806(5)                 28.1%

      Patrice M.A. Videlier                    668(6)                  *

      Michael E. Broll                     201,114(7)                  1.0%

      Christopher J. New                   131,588(8)                  *

      Salvatore J. Furnari                 103,500(9)                  *

      John W. Jackson                      107,366(10)                 *

      Christopher E. Morini                 97,429(11)                 *
                                     ------------------------------------------
      All executive officers and
      directors as a group               7,915,704                    32.4%
                                     ==========================================

(1) The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of these shares.

(2) The total number of shares of our common stock outstanding as of October 7, 2005 is 20,051,077. The percentages are calculated on the basis of the amount of shares outstanding plus shares which may be acquired through the exercise of options, warrants, rights or conversion privileges by such holder within sixty (60) days of October 7, 2005.

(3) Includes currently exercisable options to acquire 200,000 shares of our common stock at $2.17 per share, which expire on December 17, 2007. Also, includes currently exercisable options to acquire 225 shares of our common stock at $2.90 per share, which expire on October 1, 2013, currently exercisable options to acquire 286 shares of our common stock at $1.20 per share, which expire on October 1, 2014, and currently exercisable options to acquire 286 shares of our common stock at $1.75 per share, which expire on October 3, 2015.

(4) Includes currently exercisable options to acquire 150,000 shares of our common stock at $1.56 per share, which expire on October 1, 2009, and currently exercisable options to acquire 286 shares of our common stock at $1.75 per share, which expire on October 3, 2015.

(5) Includes options to acquire 2,963,197 shares of our common stock, which are currently exercisable at prices ranging from $2.05 to $5.25 per share. Options expire as to 13,072 shares on October 1, 2006, as to 432,797 on July 1, 2007, as to 517,203 shares on December 4, 2007, as to 1,357,000 shares on June 15, 2009, as to 343,125 on December 15, 2010, as to 300,000 on April 19, 2011. Also includes a warrant to purchase 250 shares at an exercise price of $5.744 per share, which expires on January 17, 2007. With the exception of the options, 10,500 shares held in a nominee name, 286 shares held in joint tenancy and 714 shares held individually, all of Mr. Morini's shares and warrant are held by Morini Investments Limited Partnership, a Delaware limited partnership, of which Mr. Morini is the sole limited partner and Morini Investments LLC, a Delaware limited liability company, is the sole general partner. Mr. Morini is the sole member of Morini Investments LLC.

(6) Includes currently exercisable options to acquire 96 shares of our common stock at $2.90 per share, which expire on October 1, 2013, currently exercisable options to acquire 286 shares of our common stock at $1.20 per share, which expire on October 1, 2014, and currently exercisable options to acquire 286 shares of our common stock at $1.75 per share, which expire on October 3, 2015.

(7) Includes currently exercisable options to acquire 200,000 shares of our common stock at $3.29 per share, which expire on December 17, 2008.

(8) Includes currently exercisable options to acquire 100,000 shares of our common stock at $2.05 per share, which expire on July 16, 2011. These options had an original exercise price of $4.98 per share, but were repriced to $2.05 on October 11, 2002. Also, includes currently exercisable options to acquire 25,000 shares of our common stock at $1.67 per share, which expire on December 5, 2012. Includes a warrant to purchase 1,318 shares of our common stock at an exercise price of $5.744 per share, which expires on January 17, 2007.

(9) Includes currently exercisable options to acquire 20,000 and 10,000 shares of our common stock at $2.05 per share, which expire on November 12, 2011 and July 8, 2012, respectively. These options had an original exercise price of $5.60 and $4.55 per share, respectively, but were repriced to $2.05 on October 11, 2002. Also, includes currently exercisable options to acquire 70,000 shares of our common stock at $2.05 per share, which expire on October 1, 2014.

(10) Includes currently exercisable options to acquire 96,429 shares of our common stock at $2.05 per share. These options had an original exercise prices ranging from $2.84 to $8.47 per share, but were repriced to $2.05 on October 11, 2002. Options expire as to 7,143 shares on May 16, 2006, as to 14,286 shares on September 24, 2008, and as to 75,000 shares on April 19, 2011. Also, includes currently exercisable options to acquire 7,000 shares of our common stock at $1.28 per share, which expire on October 1, 2014.

(11) Includes currently exercisable options to acquire 96,429 shares of our common stock at $2.05 per share. These options had an original exercise prices ranging from $2.84 to $8.47 per share, but were repriced to $2.05 on October 11, 2002. Options expire as to 7,143 shares on May 16, 2006, as to 14,286 shares on September 24, 2008, and as to 75,000 shares on April 19, 2011. Also, includes currently exercisable options to acquire 1,000 shares of our common stock at $1.28 per share, which expire on October 1, 2014.


LEGAL PROCEEDINGS

To our knowledge, none of our executive officers or directors is a party adverse to our Company or has material interest adverse to our Company in any legal proceeding.

OTHER BUSINESS

The Board of Directors knows of no business which will be presented for consideration at the meeting other than that which is stated above. If any other business should come before the meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the person or persons acting under the proxies.

STOCKHOLDER PROPOSALS

It is anticipated that our next annual meeting of stockholders will be held on or about January 20, 2006. Stockholders interested in presenting a proposal to be considered for inclusion in the proxy statement and form of proxy may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934, as amended. To be considered for inclusion, stockholder proposals must be submitted in writing to the Corporate Secretary at our Company's principal executive offices before November 20, 2005. It is suggested that proponents submit their proposals by Certified Mail-Return Receipt Requested.

In addition, Rule 14a-4 under the Securities Exchange Act of 1934, as amended, limits the circumstances under which the proxy card distributed by registered companies to their stockholders may permit those companies to cast the votes represented by the proxy voting cards in their sole discretion. As applied to our Company, the most important limitation is that for proposals made by a stockholder at the 2005 annual meeting that are not properly submitted by the stockholder for inclusion in our own proxy materials, we may vote proxies in our discretion with respect to those proposals only if we have not received notice from the stockholder by November 20, 2005 at the latest that the stockholder intends to make those proposals at the next annual meeting.

INCORPORATION BY REFERENCE

The Securities and Exchange Commission (the "SEC") allows us to "incorporate by reference" certain the information we file with it, which means that we can disclose important information to you by referring you to the documents in which such information is contained. We incorporate by reference our Annual Report on Form 10-K/A for the fiscal year ended March 31, 2005 and our Quarterly Report on Form 10-Q/A for the fiscal quarter ended June 30, 2005.

We will provide without charge to each person to whom a Proxy is delivered, upon written or oral request of such person, a copy of the information incorporated by reference in this Proxy (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference), by first class mail or other equally prompt means within one business day of receipt of such request. Such a request should be directed to Galaxy Nutritional Foods, Inc., 2441 Viscount Row, Orlando, Florida 32809, Attention: Investor Relations, or if by telephone, (407) 855-5500.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements, and other information with the SEC. You may read and copy any document filed by our Company at the SEC's public reference room at 100 F Street, N.E. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You can review our electronically filed reports, proxy statements and other information on the SEC's website at http://www.sec.gov. Our common stock is traded on the American Stock Exchange under the symbol "GXY".

                                     ANNEX A

                            ASSET PURCHASE AGREEMENT

      This ASSET PURCHASE AGREEMENT ("Agreement") dated June 30, 2005, by and between SCHREIBER FOODS, INC., a Wisconsin corporation ("Purchaser") and GALAXY NUTRITIONAL FOODS, INC., a Delaware corporation ("Seller").

      WHEREAS, Seller produces certain imitation dairy products at a facility located in Orlando, Florida (the "Facility"); and

      WHEREAS, Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller the Purchased Assets, according to the terms and conditions set forth in this Agreement.

      NOW,   THEREFORE,   in  consideration   of  the  mutual   representations,
warranties, covenants, and agreements contained herein, the parties hereto agree as follows:

A.   Definitions.

     1.  Agreement. This Asset Purchase Agreement.

     2. Bill of Sale. The document delivered by the Seller to the Purchaser under which Seller shall convey to Purchaser title to the Purchased Assets in the form of Exhibit A.2 hereto.

     3. Closing. The consummation of the transactions contemplated hereby as set forth in Section D hereof.

     4. Closing Date. November 1, 2005, effective as of 12:01 a.m., Central Standard Time, or, if later, the date that is three (3) business days after the date on which all conditions to closing specified in Sections
         D.2 and D.3 have been satisfied or waived.

     5.  Fixed Assets. Those assets set forth on Exhibit A.5.

     6. Governmental Approvals. Any order, permission, consent, approval, license, authorization, registration, or validation of, or filing with, or exemption by any governmental agency, commission, board or public authority in connection with the sale of the Purchased Assets from Seller to Purchaser, or the execution, delivery or performance by the Seller of this Agreement or any other agreement or instrument to be executed or delivered by Seller hereunder.

     7. Material Adverse Effect. An effect that is reasonably likely to result in a material diminution in value of the Purchased Assets (excluding, however, any such Material Adverse Effect which results from any announcement of the transactions contemplated by this Agreement, which includes the effect of any announcement on any customers, suppliers or employees, and general economic conditions).

     8. Ordinary Course. With respect to the Seller's operations at the Facility, the ordinary course of commercial operations customarily engaged in by the Seller.

     9.  OSHA. The Federal Occupational Safety and Health Act of 1970.

     10. Purchase   Price.   Eight  Million  Seven  Hundred   Thousand   Dollars
         ($8,700,000.00).

     11. Purchased Assets. The Fixed Assets and all books and records related thereto.

     12. Removal Plan. The Asset Removal Agreement in the form of Exhibit A.12 hereto describing the process and procedures for removing the Fixed Assets from the Facility.

     13. Seller Liabilities. As defined in Section H.2(a).

     14. Supply Agreement. The Supply Agreement between Seller and Purchaser dated as of the date hereof.

B.   Purchase and Sale of Assets.

     1. Assets Being Purchased and Sold. Pursuant to the terms and conditions provided herein, and in consideration of the covenants, conditions and agreement of Purchaser contained herein, Seller shall sell, convey, assign, and transfer to Purchaser, and Purchaser shall purchase and acquire from Seller, the Purchased Assets.

     2. Assumed Liabilities. The Purchaser shall not assume or be obligated for any liability, obligation or commitment of Seller, direct or indirect, known or unknown, absolute or contingent (the "Pre-Closing Liabilities").

C.   Purchase Price/Payment.

     1. Amount. In reliance on the representations and warranties made herein by Seller, subject to the terms and conditions of Section I, Purchaser agrees to pay Seller the Purchase Price.

     2. Payment. At the Closing, Purchaser shall pay to Seller, by wire transfer of funds, the Purchase Price.

D.   Closing

     1. Closing/Transfer of Title. The Closing shall commence at 8:00 A.M., CST on the Closing Date. Title and risk of loss to the individual Purchased Assets shall pass to Purchaser at the Closing.

     2. Conditions Precedent to Purchaser's Obligation to Close. Purchaser's obligation to consummate the purchase of the Purchased Assets and to take the other actions required to be taken by Purchaser on the Closing Date are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions (any of which may be waived by Purchaser, in whole or in part).

         (a) Seller's Performance. All of the covenants and obligations that the Seller is required to perform or to comply with pursuant to this Agreement and the Supply Agreement at or prior to the Closing Date, including delivery to Purchaser of all items described in Section D.4, must have been duly performed and complied with in all material respects.

         (b) No Proceedings. Since the date of this Agreement, there must not have been commenced against Purchaser or Seller any proceeding involving any challenge to, or seeking damages or other relief in connection with, or which may have the effect of preventing or delaying any of the transactions contemplated in, this Agreement or the Supply Agreement.

         (c) Release of Existing Liens. Any liens on the Purchased Assets shall have been released and terminated at or prior to the Closing, and Seller shall have received any consents required to be obtained from the Seller's lenders.

         (d)   Stockholder   Approval.   The  Seller's  stockholders  holding  a
               majority of the outstanding shares of common stock shall have approved the sale of the Purchased Assets contemplated hereby.

         For purposes of clarification, the accuracy of the Seller's representations and warranties shall not be a condition to the Purchaser's obligations to consummate the purchase of the Purchased Assets, and Purchaser's sole remedy for any breach of any representation or warranty by Seller hereunder shall be pursuant to Section H.

     3. Conditions Precedent to Seller's Obligation to Close. Seller's obligation to consummate the sale of the Purchased Assets and to take the other actions required to be taken by Seller on the Closing Date is subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions (any of which may be waived by Seller, in whole or in part).

         (a) Accuracy of Representations. All of Purchaser's representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date.

         (b) Purchaser's Performance. All of the covenants and obligations that the Purchaser is required to perform or to comply with pursuant to this Agreement at or prior to the Closing Date, including delivery to Seller of all items described in Section D.5, must have been duly performed and complied with in all material respects.

         (c) No Proceedings. Since the date of this Agreement, there must not have been commenced against Seller or Purchaser any proceeding involving any challenge to, or seeking damages or other relief in connection with, or which may have the effect of preventing or delaying any of the transactions contemplated in, this Agreement or the Supply Agreement.

         (d) Release of Existing Liens. Any liens on the Purchased Assets shall have been released and terminated at or prior to the Closing, and Seller shall have received any consents required to be obtained from the Seller's lenders.

         (e)   Stockholder   Approval.   The  Seller's  stockholders  holding  a
               majority of the outstanding shares of common stock shall have approved the sale of the Purchased Assets contemplated hereby.

     4. Deliveries of Seller. At Closing, Seller shall deliver to Purchaser, in form and content reasonably satisfactory to Purchaser, the following:

         (a) copies of resolutions adopted by Seller's Board of Directors, certified by the Secretary or Assistant Secretary of Seller, authorizing the execution, delivery and performance of this Agreement by Seller and authorizing and approving all other transactions contemplated by this Agreement;

         (b)   the Bill of Sale;

         (c)   the Supply Agreement;

         (d)   the Removal Plan; and

         (e)   all  such  other   resolutions,   certifications,   documents  or
               instruments as Purchaser or its counsel may reasonably request to carry out the intent of this Agreement.

     5. Deliveries of Purchaser. At Closing, Purchaser shall deliver to Seller, in form and content reasonably satisfactory to Seller, the following:

         (a)   payment by wire transfer of the Purchase Price;

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

         (b) copies of resolutions adopted by Purchaser's board of directors, certified by the Secretary of Purchaser, authorizing the execution, delivery and performance of this Agreement by Purchaser and authorizing and approving all other transactions contemplated by this Agreement;

         (c)   the Supply Agreement;

         (d)   the Removal Plan; and

         (e)   all  such  other   resolutions,   certifications,   documents  or
               instruments as Seller or its counsel may reasonably request to carry out the intent of this Agreement.

E.   Covenants and Agreements

     1. Access to Books and Records. After Closing, Seller and Purchaser each will permit the other party and their representatives, upon receipt of a written request a reasonable time in advance, including but not limited to lawyers and accountants, during normal business hours, to have access to and examine and make copies of the books and records related to the Purchased Assets.

     2. Liabilities. Subject to the terms of this Agreement, Seller agrees to pay and shall discharge when due all Pre-Closing Liabilities. Purchaser shall not assume, and Seller shall remain responsible for all other Pre-Closing Liabilities and obligations of Seller.

     3. Payment of Taxes. Seller shall be responsible for and shall pay all federal, state, and local taxes, including, but not limited to, all income, earnings, and property taxes, relating to Seller and the Purchased Assets prior to the Closing Date. Purchaser shall be responsible for and pay all such taxes relating to the Purchased Assets payable for any period from and subsequent to the Closing Date.

     4. Sales Taxes. Seller shall report and pay all sales taxes, if any, payable to the State of Florida in connection with the transactions contemplated by this Agreement.

     5. Bulk Sales Laws. Purchaser hereby agrees to waive Seller's obligation to comply with any notification requirements of the bulk sales law of Florida.

     6. Removal of Assets. Seller shall comply with the provisions of the Removal Agreement.

     7. Employee Matters. Purchaser shall not be obligated to extend job offers to any employees employed by Seller as of the Closing Date. Seller shall be responsible for any notification and/or liability under the Worker Adjustment and Retraining Notification Act and/or any similar state statute or local laws in connection with the consummation of the transactions contemplated hereunder.

     8. Conduct of Business Until Closing. Except as the Purchaser may otherwise consent to or approve in writing on and after the date hereof and prior to the Closing Date, the Seller agrees:

         (a) not to enter into discussions, and to discontinue all pending discussions, relating to the disposition of any of the Purchased Assets, other than in the Ordinary Course;

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

         (b) except in the Ordinary Course, not to sell, lease or grant any option to sell or lease, give a security interest in or otherwise create any encumbrance on any of the Purchased Assets;

         (c) not to enter into any agreement (conditional or otherwise) to do any of the foregoing.

     9. Further Assurances. From time to time after the Closing Date, at the request of the other party hereto, and without further consideration, each party hereto shall execute and deliver such other instruments of conveyance and transfer and take such other action as the other party hereto may reasonably request so as to effectuate the transactions contemplated by this Agreement.

F. Representations and Warranties of Seller. Seller represents and warrants to Purchaser that, except as set forth in the various Schedules provided as a part of this Section F and attached hereto:

     1. Organization. Seller is a corporation duly formed and validly existing under the laws of the State of Delaware and has the power and authority to carry on its business as now conducted, to own and operate the Purchased Assets, to execute this Agreement and the other agreements and instruments referred to in this Agreement that it is executing and delivering, and, subject to the Seller obtaining the approval of its stockholders holding a majority of the outstanding shares of its common stock (the "Stockholder Approval"), the Seller shall have the power and authority to carry out the transactions contemplated hereby and thereby.

     2. Enforceability. Subject to the Seller obtaining the Stockholder Approval, the execution and delivery by Seller of this Agreement and the other agreements and instruments referred to in this Agreement have been duly authorized by the Seller's board of directors and constitute legal, valid, binding, and enforceable agreements and instruments of Seller, except as the enforceability thereof may be affected by the laws of bankruptcy, insolvency, reorganization, or similar laws affecting the rights of creditors generally.

     3. No Violations. Except as set forth in Schedule F.3, neither the execution, delivery, nor performance of this Agreement or any other agreement or instrument executed and delivered by or on behalf of Seller in connection herewith, nor the consummation of the transactions herein or therein contemplated, nor compliance with the terms and provisions hereof or thereof, (i) contravenes Seller's certificate of incorporation or by-laws, (ii) to Seller's knowledge, violates any statute, rule or regulation of any governmental authority to which Seller is subject, (iii) contravenes any judgment, decree or order applicable to Seller, (iv) conflicts or is inconsistent with or will result in any breach of or constitute a default under any contract, commitment, agreement, understanding, arrangement, or instrument so as to have a Material Adverse Effect on the Purchased Assets, or (v) will result in the creation or imposition of (or the obligation to create or impose) any lien or encumbrance on any of the Purchased Assets, or will increase any such lien or encumbrance.

     4. Litigation. There are no actions, suits, grievances, arbitrations or proceedings pending, or, to Seller's knowledge, threatened or anticipated before any court or governmental or administrative body or agency affecting the Purchased Assets and that are reasonably likely to have a Material Adverse Effect. There are no outstanding judgments, orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal against, involving or affecting the Purchased Assets.

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

     5. Compliance with Laws; Licenses; Governmental Approvals. Except as set forth in Schedule F.5, the Seller is not required to obtain any Governmental Approvals to operate the Purchased Assets, except where the failure to obtain such Governmental Approval would not have a Material Adverse Effect. Since January 1, 2004, and except as set forth in Schedule F.5, there have been no inspections of the Purchased Assets by any OSHA authority and no citations have been issued under OSHA laws or regulations with respect to the Purchased Assets.

     6. Taxes. There are no tax liens or similar encumbrances of any type on the Purchased Assets.

     7. Contracts and Other Commitments. Schedule F.7 sets forth all material contracts and other agreements that Seller is a party to (written or oral) that affect or relate to the Purchased Assets. Except as set forth in Schedule F.7, neither Seller nor, to Seller's knowledge, the other party or parties thereto are in default under any such agreement.

     8. Title to Purchased Assets. Seller has and shall transfer to Purchaser good and valid title to all of the Purchased Assets. Except as disclosed on Schedule F.8, and except for taxes and assessments not yet due and payable, none of the Purchased Assets is subject to any lien, pledge, encumbrance, or charge of any kind. Except as disclosed on Schedule F.8, no production assets at the Facility are leased.

     9. Restrictions on Purchased Assets or Premises. Seller is not a party to, subject to, or bound by any contract, commitment or agreement that prevents the use of any of the Purchased Assets for the purposes currently used. To the knowledge of Seller, there are no existing laws prohibiting the use of any Purchased Asset for its current use.

     10. Insurance Inspection. Schedule F.10 contains a copy of each inspection report received by Seller within the last twenty four (24) months from insurance underwriters or carriers regarding the Purchased Assets.

     11. No Broker. No broker, finder, agent or similar intermediary has acted for or on behalf of Seller in connection with this Agreement or the transactions contemplated hereby.

     12. Knowledge. As of the Closing Date, Seller is not aware of any claim for indemnity it may have against Purchaser under Section H below.

G. Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller that:

     1. Organization. Purchaser is a Wisconsin corporation, duly organized, validly existing, and in good standing under the laws of the State of Wisconsin and has the power and authority to carry on its business, as now conducted, to own and operate its properties and assets, to execute this Agreement and the other agreements and instruments referred to in this Agreement that it is executing and delivering, and to carry out the transactions contemplated hereby and thereby.

     2. Enforceability. The execution and delivery by Purchaser of this Agreement and the other agreements and instruments referred to in this Agreement have been duly authorized and constitute legal, valid, binding, and enforceable agreements and instruments of Purchaser, except as the enforceability thereof may be affected by the laws of bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors generally.

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

     3. No Violations. Neither the execution, delivery, nor performance of this Agreement or any other agreement or instrument executed and delivered by or on behalf of Purchaser in connection herewith, nor the consummation of the transactions herein or therein contemplated, nor compliance with the terms and provisions hereof or thereof, (i) contravenes Purchaser's Articles of Incorporation or any provision of law, (ii) violates any statute, rule, regulation, or order of any court or governmental authority to which Purchaser is subject, (iii) contravenes any judgment, decree, franchise, order, or permit applicable to Purchaser, (iv) conflicts or is inconsistent with or will result in any breach of or constitute a default under any contract, commitment, agreement, understanding, arrangement, or instrument, or
         (v) will result in the creation of or imposition of (or the obligation to create or impose) any lien, encumbrance, or liability on any of the property or assets of Purchaser, or will increase any such lien, encumbrance, or liability.

     4. No Broker. No broker, finder, agent or similar intermediary has acted for or on behalf of Purchaser in connection with this Agreement or the transactions contemplated hereby. No broker, finder, agent or similar intermediary is entitled to any fee or commission relating to the transactions contemplated by this Agreement.

      5. Knowledge. As of the Closing Date, Purchaser is not aware of any of Seller's representations and warranties under the Agreement being untrue or inaccurate, in whole or in part. In addition, as of the Closing Date, Purchaser is not aware of any claim for indemnity it may have against Seller under Section H below.

H.   Indemnification

     1. Survival of Representations and Warranties. Seller's representations and warranties (and the indemnities under Section H.2 relating thereto) shall survive the Closing Date for twelve (12) months.

     2. Indemnification by Seller. Seller indemnifies and agrees to hold Purchaser harmless from, against and in respect of the following:

         (a) Except with regard to the Assumed Liabilities, and except as otherwise provided in this Agreement, all debts, liabilities, or obligations of Seller, direct or indirect, fixed, contingent, or otherwise existing before the Closing, including, but not limited to, liabilities arising out of any of the acts, transactions, circumstances, statement of facts, or violation of law that occurred or existed before the Closing, including without limitation, the Pre-Closing Liabilities and Seller's obligations under applicable bulk sales laws, whether or not then known, due, or payable and irrespective of whether the existence thereof is disclosed to Purchaser in this Agreement or any schedule hereto (the "Seller Liabilities");

         (b)   Any  and  all  losses,  liabilities,   deficiencies,  or  damages
               suffered or incurred by Purchaser by reason of any untrue representation or breach of warranty, or nonfulfillment of any covenant or agreement by Seller contained in this Agreement or in any certificate, document, or instrument delivered to Purchaser hereunder or in connection herewith;

         (c)   Any  and  all  losses,  liabilities,   deficiencies,  or  damages
               suffered or incurred by Purchaser as a result of Seller's failure to discharge the Seller Liabilities;

         (d) Any claim for a finder's fee or brokerage or other commission by any person or entity for services alleged to have been rendered at the instance of Seller with respect to this Agreement or any of the transactions contemplated hereby and any and all losses, liabilities, deficiencies, or damages suffered or incurred by Purchaser by reason of nonfulfillment of any covenant or agreement by Seller contained in this Agreement or in any other agreement delivered in connection herewith;

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

         (e) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including, without limitation, reasonable legal fees and expenses, incident to any of the foregoing or incurred in enforcing this indemnity.

     3. Indemnification by Purchaser. Purchaser hereby agrees to indemnify and hold Seller harmless from, against, and in respect of:

         (a) Any and all debts, liabilities, or obligations of Purchaser, direct or indirect, fixed, contingent, or otherwise accruing on or after the Closing Date, including, without limitation, the Assumed Liabilities;

         (b)   Any  and  all  losses,  liabilities,   deficiencies,  or  damages
               suffered or incurred by Seller resulting from any untrue or inaccurate representation, breach of warranty, or nonfulfillment of any covenant or agreement by Purchaser contained in this Agreement or in any certificate, document, or instrument delivered to Seller pursuant hereto or in connection herewith;

         (c)   Any  and  all  losses,  liabilities,   deficiencies,  or  damages
               suffered or incurred by Seller as a result of Purchaser's failure to discharge the Assumed Liabilities;

         (d) Any claim for a finder's fee or brokerage or other commission by any person or entity for services alleged to have been rendered at the instance of Purchaser with respect to this Agreement or any of the transactions contemplated hereby;

         (e) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including, without limitation, reasonable legal fees and expenses, incident to any of the foregoing or incurred in enforcing this indemnity.

4.   Third-Party  Claims.

         (a) In respect of, arising out of, or involving a claim made by any person, firm, governmental authority, or corporation other than the Purchaser or Seller against the indemnified party ("Third-Party Claim"), the indemnified party must notify the indemnifying party in writing of this Third-Party Claim promptly after receipt by the indemnified party of written notice of the Third-Party Claim. Thereafter, the indemnified party shall promptly deliver to the indemnifying party copies of all notices relating to the Third-Party Claim.

         (b) If a Third-Party Claim is made against an indemnified party, the indemnifying party shall assume the defense thereof with counsel selected by the indemnifying party, provided such counsel is not reasonably objected to by the indemnified party. The indemnified party shall cooperate fully with the indemnifying party in connection with such defense.

         (c) In no event will the indemnified party admit any liability with respect to, or settle, compromise, or discharge, any Third-Party Claim without the indemnifying party's prior written consent, and the indemnified party will agree to any settlement, compromise, or discharge of a Third-Party Claim that the indemnifying party may recommend that releases the indemnified party completely in connection with the Third-Party Claim.

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

         (d) The indemnified party shall be entitled to participate in, but not control, the defense with its own counsel at its own expense. If the indemnifying party does not assume the defense of any such Third-Party Claim, the indemnified party may defend the claim in a manner as it may deem appropriate, including, but not limited to, settling the claim or litigation after giving notice of it to the indemnifying party on such terms as the indemnified party may deem appropriate, and the indemnifying party will reimburse the indemnified party promptly in accordance with the provisions of this Section H.

         (e) The failure of either party to provide timely notice hereunder shall not defeat the right to indemnification if the late notice does not result in prejudice, and if so, only to the extent of the prejudice.

      5. Sole Remedy. Except in connection with any fraudulent misrepresentation by either party proven by the other in a court of competent jurisdiction, or with respect to Third Party Claims, to which the limitations of this subparagraph do not apply, Purchaser and Seller agree that their sole remedy after Closing, whether in respect to a breach of warranty, representation or covenant by Seller or Purchaser hereunder, shall be limited to rights of indemnification pursuant to Sections H.2 and H.3. Purchaser and Seller shall use commercially reasonable efforts to mitigate the losses, costs, expenses and damages to which either may become entitled to indemnification hereunder.

      6. Direct Damages. The indemnification obligations of the parties pursuant to this Section H shall be limited to direct damages, loss, claims, liabilities, demands, charges, suits, penalties, costs and expenses and shall not include incidental, consequential, indirect, punitive or exemplary damages.

I. Alternative Transactions. If, at the stockholders meeting held for the purpose of approving of the sale of the Purchased Assets to Purchaser pursuant to the terms hereof, Seller's stockholders holding a majority of the outstanding shares of common stock do not approve the sale of the Purchased Assets contemplated hereby, then, as soon as is reasonably practicable thereafter, the Seller and Purchaser shall consummate one of the following transactions (each, an "Alternative Transaction"):

      1. Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the Alternative Assets listed on Exhibit I.1 for an aggregate purchase price of $2,115,000. The only conditions to either Party's obligations to consummate the sale of Alternative Assets pursuant to this Section I.1 (other than payment of the purchase price therefore) shall be the release and termination of any liens with respect to the Alternative Assets and Seller's receipt of any consents required to be obtained from the Seller's lenders (collectively, the "Releases and Consents").

      2. In the event that the parties are unable to obtain the Releases and Consents with respect to the sale of the Alternative Assets as contemplated by Section I.1, then the parties shall negotiate in good faith to make such Alternative Assets available for use by the Purchaser on a basis and for such period (not to exceed 180 days) that are reasonably acceptable to each of the Seller and Purchaser; provided, however, that Purchaser shall use its commercially reasonable efforts to obtain equipment that serves the same functions as the Alternative Assets prior to the expiration of the agreed upon period of time. The only additional conditions to either Party's obligations to consummate the arrangements contemplated by this Section I.2 shall be the Releases and Consents.

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

J. Termination. This Agreement may be terminated at any time prior to the Closing or the consummation of an Alternative Transaction:

      1. by mutual written agreement of Seller and Purchaser;

      2. automatically   upon  written  notice  of  termination  of  the  Supply
         Agreement given pursuant to Section VII.C thereof.

K.    Miscellaneous.

      1. Expenses. Except as specifically set forth in this Agreement to the contrary, all fees and expenses incurred by Seller in connection with this Agreement will be borne by Seller and all fees and expenses incurred by Purchaser in connection with this Agreement will be borne by Purchaser.

      2. Parties In Interest. This Agreement will be binding on and inure to the benefit of the parties hereto. Neither this Agreement, nor the parties' rights and obligations hereunder, may be assigned by any party to any third party without the other party's prior written consent, provided, however, consent to assignment shall not be required with respect to an assignment to a purchaser of all or substantially all of the assets of either Seller or Purchaser, as the case may be.

      3. Entire Agreement; Amendments. This Agreement and the agreements and schedules referred to in this Agreement contain the entire understanding of the parties with respect to the subject matter of this Agreement. There are no restrictions, agreements, promises, warranties, covenants, or undertakings other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties or their successors or assigns.

      4. No Waiver. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or a similar nature.

      5. Headings. The section and paragraph headings contained herein are for the convenience of the parties only and are not intended to define or limit the contents of their sections and paragraphs.

      6. Applicable Law. This Agreement and all amendments thereof shall be governed by and construed in accordance with the laws of the State of Wisconsin applicable to contracts made and to be performed therein.

      7. Notices. All notices, claims, certificates, requests, demands, and other communications under this Agreement will be in writing and notices will be deemed to have been duly given if delivered or mailed, registered or certified mail, postage prepaid, return receipt requested, or for overnight delivery, by a nationally recognized overnight mail service, as follows:

         If to Purchaser to:    Schreiber Foods, Inc.
                                Attn:  Ron Dunford
                                425 Pine Street
                                Green Bay, Wisconsin 54307
                                Ron.Dunford@SchreiberFoods.com

         If to Seller to:       Galaxy Nutritional Foods, Inc.
                                2441 Viscount Row
                                Orlando, FL 32809-6217
                                Attention: Michael Broll
                                e-mail: mebroll@galaxyfoods.com

                                with a copy (which shall not constitute
                                notice)to:

                                Proskauer Rose LLP
                                1585 Broadway
                                New York, New York 10036
                                Attention: Arnold J. Levine, Esquire
                                e-mail: alevine@proskauer.com

         or to such other address as the party to whom notice is to be given previously may have furnished to the other party in writing in the manner set forth in this section.

     8. Joint Announcement. The Seller and Purchaser shall agree on the form and substance of all joint press releases or other public announcements of matters related to this Agreement or any of the transactions contemplated hereby that shall be released on or after the Closing; provided, however, that nothing in this Section J.8 shall be deemed to prohibit any party hereto from making any disclosure required by law.

     9. Severability. If any term, condition, or provision of this Agreement shall be declared invalid or unenforceable, the remainder of the Agreement, other than such term, condition, or provision, shall not be affected thereby and shall remain in full force and effect and shall be valid and enforceable to the fullest extent permitted by law.

    10. Definition of Knowledge. For purposes of this Agreement, the phrases "to the best of the Seller's knowledge," "to the Seller's knowledge," "to the knowledge of the Seller," "know," or similar words and phrases referring to facts or other information known by the Seller shall be deemed to mean and refer to facts and information within the actual knowledge of those individuals listed on Exhibit K.10.

         IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be duly executed as of the day and year first above written.

SELLER                                          PURCHASER

GALAXY NUTRITIONAL FOODS, INC.                  SCHREIBER FOODS, INC.


By:   /s/ David H. Lipka                        By:  /s/ Ron Dunford
    ---------------------------                     -------------------
      Name: David H. Lipka                          Name: Ron Dunford
      Its:  Chairman                                Its:  President and COO of
                                                          Schreiber Chain Sales

                                   Exhibit A.5

                                  FIXED ASSETS

--------------------------------------------------------------------------------
                   DESCRIPTION            VENDOR/MANUFACTURER         Asset #
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(2) CC - 1000# cheese cookers             Blentech Corp.                 193
--------------------------------------------------------------------------------
Hayssen packaging machine                 Hayssen Manufacturing          194
--------------------------------------------------------------------------------
(4) 200 gal. & (2) 500 gal.
  Kettles w/t agitators                   Lee Process Systems            199
--------------------------------------------------------------------------------
System 1, Kustner IWS machine             Kustner Industries           377,393
--------------------------------------------------------------------------------
Wrapping machine, WS-20 Series II         Sasib                          378
--------------------------------------------------------------------------------
Blentech Hard Cheese System               Blentech Corp.                 466
--------------------------------------------------------------------------------
System 2, 1600 SPM IWS Machine
  (Hardware)                              Kustner Industries           480,492
--------------------------------------------------------------------------------
System 5, Ribbon - Pullman                Hart Design & Mfg. Inc.       1179
--------------------------------------------------------------------------------
System 5, Hart Casing Linc.
  Pulman Machine                          Hart Design & Mfg. Inc.       1418
--------------------------------------------------------------------------------
3 CC-1000 Cheeztherm cheese cookers       Blentech Corp.                1674
--------------------------------------------------------------------------------
System 8, Chunk Line                      R.R. Pankratz, Inc.           1937
--------------------------------------------------------------------------------
Systems 9 and 11, Slice Lines             Hart Design & Mfg. Inc.       1938
--------------------------------------------------------------------------------
System 12, Cup Line                       Modern Packaging              1939
--------------------------------------------------------------------------------
System 10, Block Line/String
  Cheese Line                             Robert Reiser                 2048
--------------------------------------------------------------------------------
System 13, Shred Line                     Hayssen Manufacturing         2049
--------------------------------------------------------------------------------
Dixie Vac Machine                         Amplicon/Calfirst           2159,2186
--------------------------------------------------------------------------------
Hayssen Shred Bagger                      GE Capital                    2068
--------------------------------------------------------------------------------


                                   Exhibit I.1

                               ALTERNATIVE ASSETS

--------------------------------------------------------------------------------
       DESCRIPTION                      VENDOR/MANUFACTURER           Asset #
--------------------------------------------------------------------------------
Blentech Hard Cheese System               Blentech Corp.                466
--------------------------------------------------------------------------------
System 12, Cup Line                       Modern Packaging             1939
--------------------------------------------------------------------------------
System 13, Shred Line                     Hayssen Manufacturing        2049
--------------------------------------------------------------------------------
Hayssen Shred Bagger                      GE Capital                   2068
--------------------------------------------------------------------------------

                                  [GALAXY LOGO]























                 FOLD AND DETACH HERE AND READ THE REVERSE SIDE
.................................................................................



PROXY


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                         GALAXY NUTRITIONAL FOODS, INC.

      The undersigned hereby appoints DAVID H. LIPKA and MICHAEL E. BROLL, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Galaxy Nutritional Foods, Inc. (the "Company") held of record by the undersigned at the close of business on September 26, 2005, at the Special Meeting of Stockholders of the Company to be held at the Company's headquarters, 2441 Viscount Row, Orlando, Florida 32809, at 10:00 a.m., local time, on Wednesday, November 9, 2005, or at any adjournment thereof.


       (Continued, and to be marked, dated, and signed, on the other side)

                          VOTE BY TELEPHONE OR INTERNET
                          QUICK ooo EASY ooo IMMEDIATE

                         Galaxy Nutritional Foods, Inc.

Voting by telephone or Internet is quick, easy and immediate. As a Galaxy Nutritional Foods, Inc. stockholder, you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 6:00 p.m., Eastern Standard Time, on November 8, 2005.

To Vote Your Proxy by Internet
------------------------------
www.continentalstock.com
Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

To Vote Your Proxy by Phone
---------------------------
1 (866) 894-0537
Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

PLEASE DO NOT RETURN THE CARD BELOW IF YOU ARE VOTING ELECTRONICALLY OR BY
PHONE.

To Vote Your Proxy by Mail
--------------------------
Mark, sign, and date your proxy card below, detach it, and return it in the postage-paid envelope provided.


                 FOLD AND DETACH HERE AND READ THE REVERSE SIDE
.................................................................................

                                      PROXY

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS      Please mark
INDICATED, WILL BE VOTED "FOR" PROPOSAL 1. THIS PROXY IS         your votes  |X|
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, WHICH             like this
RECOMMENDS A VOTE FOR THE PROPOSAL.

1. PROPOSAL TO APPROVE THE SALE OF THE     2. In their discretion, the proxies
   COMPANY'S MANUFACTURING EQUIPMENT AS       are authorized to vote upon such
   CONTEMPLATED BY THE ASSET PURCHASE         other business as may properly
   AGREEMENT, DATED JUNE 30, 2005, BY         come before the meeting.
   AND  BETWEEN SCHREIBER FOODS, INC.
   AND THE COMPANY, WHICH MAY BE DEEMED
   A SALE OF SUBSTANTIALLY ALL OF THE
   ASSETS OF THE COMPANY PURSUANT TO
   DELAWARE GENERAL CORPORATION LAW.

     FOR      AGAINST        ABSTAIN

     |_|        |_|            |_|


------------------------------------------
                                                         COMPANY ID:

                                                        PROXY NUMBER:

                                                       ACCOUNT NUMBER:

------------------------------------------

Signature _____________________ Signature _______________________ Date_________


NOTE: Please sign exactly as name appears hereon. When shares are held by joint owners, each owner should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                       38